SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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EXAR CORPORATION

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EXAR COMMENCES MAILING OF DEFINITIVE PROXY MATERIALS

TO SHAREHOLDERS FOR 2005 ANNUAL MEETING

Recommends Shareholders Sign, Date and Mail the WHITE Proxy Card Today

Fremont, California, October 4, 2005 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced that it has commenced mailing of its definitive proxy materials to Exar shareholders for the October 27, 2005 Annual Meeting of Shareholders. Exar strongly recommends all shareholders to sign, date and mail the WHITE proxy card to vote FOR the Board’s director nominees.

Below is the text of an open letter mailed to Exar shareholders with the definitive proxy materials:

IMPORTANT: PLEASE SIGN, DATE AND MAIL

THE WHITE PROXY CARD TODAY

October 3, 2005

Dear Exar Shareholder,

At Exar Corporation’s October 27, 2005 Annual Meeting of Shareholders, you will be asked to elect three Directors. Your Board has selected the following nominees – Richard Previte (financial expert and Chairman of our Audit Committee), Thomas Werner (high-tech executive and member of our Compensation Committee) and Richard Koppes (former General Counsel of CalPERS and nationally recognized corporate governance expert).

As you may know, GWA Investments, LLC, a hedge fund owning only 250,000 shares of Exar stock – 240,000 of which have been hedged in short-sales effected by GWA — has initiated a proxy contest in opposition to your Board of Directors.

Whether or not you plan to attend the Annual Meeting, your Board of Directors urges you to vote FOR your Board’s nominees on the WHITE proxy card today.

EXAR’S BOARD IS EXPERIENCED AND INDEPENDENT

Your Board is comprised of some of the semiconductor industry’s most seasoned executives. Your directors are highly respected and proven industry business leaders who have a working understanding of the semiconductor and data- and tele-communications industries and related technologies.

Your Board has extensive and relevant experience that is unmatched by the GWA candidates. As executives of their own firms, or otherwise in their capacities as independent directors of Exar, the members of your Board have a proven record of responsible success.

Furthermore, your Board’s nominees up for election at this year’s Annual Meeting – Richard Koppes, Richard Previte and Thomas Werner – all have experience serving on boards of public companies. Mr. Previte and Mr. Werner, in particular, know Exar well. Their years of experience with Exar, and with other public companies in the industry, have given them the requisite understanding of issues uniquely faced by our organization and the semiconductor industry. The recent nomination of Mr. Koppes, a nationally recognized expert in corporate governance and shareholder rights issues, underscores our dedication to fostering the interests of our shareholders.

We are unanimous in our confidence that your Board’s nominees for election at the Annual Meeting will be instrumental in continuing to execute Exar’s strategic plan. Your Board’s nominees have a working understanding of the elements required for Exar to compete effectively and the commitment to prudently pursue value creation for all shareholders.

Richard Koppes

Mr. Koppes brings to Exar unmatched expertise in corporate governance and shareholder rights issues. He will be an invaluable asset in helping Exar uphold its commitment to maintaining the highest standards of corporate governance. Among other initiatives, Mr. Koppes will use his relevant experience to aid our Board with the development of stock ownership guidelines for officers and directors, as well as ongoing director education programs.

Mr. Koppes is widely recognized as an expert in the area of corporate governance and shareholder rights matters, and, among other positions, currently serves on the boards of the Investor Research Responsibility Center (IRRC), the International Corporate Governance Network (ICGN) and the Society of Corporate Secretaries and Governance Professionals. Mr. Koppes has served as Of Counsel to the international law firm of Jones Day since August 1996 and is Co-Director of Executive Education Programs at Stanford University School of Law. Previously, he served as Deputy Executive Officer and General Counsel of the CalPERS, the largest public pension fund in the United States and a principal of American Partners Capital Group, a venture capital and consulting firm. Mr. Koppes currently serves as a member of the board of directors of Valeant Pharmaceuticals International and Apria Healthcare Group, Inc., both public companies.

Richard Previte

Mr. Previte joined Exar as a Director in October 1999 and currently serves as the Chairman and financial expert of our Audit Committee and as a member of our Corporate Governance and Nominating Committee. In his capacity as the financial expert of our Audit Committee, Mr. Previte’s contributions in the area of audit compliance, including internal controls over financial reporting (which Exar has reported to be effective), have been invaluable.

Mr. Previte brings to Exar extensive experience in finance, audit and compliance oversight, and business and strategy development in the technology industry. He has served as Executive Vice President and

Chief Administrative Officer of Spansion, LLC (which is currently in registration to go public), a subsidiary of AMD/Fujitsu, since January 2005, and has more than 30 years of service to Advanced Micro Devices (AMD), having served in various senior Board and management roles, including Director, Vice Chairman, President, Chief Operating Officer and Chief Financial Officer.

Thomas Werner	Mr. Werner joined the Company as a Director in July 2004 and currently serves on our Audit and Compensation Committees. Mr. Werner brings 8 years of direct experience as a senior executive in our industry, having served as Chief Executive Officer of SunPower Corporation (which in currently in registration to go public) since June 2003, and as Chief Executive Officer of Silicon Light Machines, Inc. from June 2001 to June 2003. He has also held a number of executive management positions at 3Com Corporation, US Robotics, Oak Industries, Inc., and General Electric Co., and currently serves as a member of the board of directors of Three-Five Systems, Inc., a public company, and Silicon Light Machines, Inc., a subsidiary of Cypress Semiconductor.

Exar’s Board has been further strengthened by the recent addition of Oscar Rodriguez as a member of the Board. Mr. Rodriguez has extensive technological background in all phases of networking, and currently serves as the Chief Executive Officer and President of Riverstone Networks, Inc., a leading provider of carrier class solutions for next generation metro Ethernet networks. He previously served as president of Nortel Networks’ Enterprise Solutions, as well as president of Nortel’s Intelligent Internet business segment. He brings over 20 years of data and telecommunications technology industry experience to the Board, as well as sales and marketing expertise which will assist Exar in developing and deploying solutions which address the challenges and requirements of our customers.

YOUR BOARD IS COMMITTED TO AND HAS A PROVEN TRACK RECORD OF

ENHANCING SHAREHOLDER VALUE

Over the last five years, Exar has successfully navigated one of the most dramatic market downturns experienced by the communication semiconductor industry. A strong indication of this success is evidenced by the fact that Exar has outperformed its peer group on a relative stock price basis – that is, shareholder value. Throughout this period, Exar has focused on profitability, preserving its cash balance and enhancing its gross margins, while simultaneously expanding its product portfolio and securing a significant number of design wins. In addition, Exar’s Board has recently taken the following actions to return capital to our shareholders and enhance the value of their investment in our company:

•	Successfully concluded a modified Dutch Auction tender offer in which we acquired $120 million of our outstanding shares;

•	Reaffirmed our intention to repurchase the remaining $30 million of our previously authorized $40 million stock repurchase program; and

•	Terminated the Company’s shareholder rights plan.

Moreover, your Board has demonstrated an unwavering commitment to strong corporate governance principles. In addition to the recently announced shareholder initiatives and the nomination of governance expert Mr. Koppes to stand for election to the Board, the Company has implemented a number of corporate governance measures, including:

•	Limiting the number of public companies on which directors can serve to four, including Exar;

•	Adopting a policy requiring director notification of job or board relationship changes;

•	Requiring that all directors participate in an ISS-accredited director education program on an annual basis, not simply every other year as required by ISS; and

•	Taking steps to adopt stock ownership guidelines for directors and executive officers.

EXAR IS A ROBUST COMPANY WITH A PROVEN TRACK RECORD

Exar is well-positioned to continue to execute the Company’s strategic plan and enhance shareholder value:

•	Exar offers the broadest portfolio of high-speed analog, digital and mixed-signal physical interface and access control products as well as the most complete product portfolio for multi-channel high performance serial communication products. Our expansive product line allows us to capitalize on the network and transmission, serial communications, and timing solutions markets, which we estimate to represent an aggregate market opportunity of approximately $1 billion.

•	Exar continues to prudently invest in R&D, enabling the Company to deliver industry-first products and to both expand and enhance our product portfolio. Since 2000, Exar has introduced over 100 new products, many of which represent industry first capabilities. During this same period, Exar’s R&D investment as a percentage of revenues was significantly less than virtually all of our direct competitors.

•	Exar has a long and growing list of global top-tier customers. Exar continues to strengthen its meaningful relationships with leading global technology companies including: Alcatel, Canon, Cisco, Fujitsu, Hewlett-Packard, Huawei, IBM, Lucent, Mitsubishi, Nokia, Samsung, Symbol and Tellabs, among many others. Over the past three years, we recorded nearly 1,500 design wins for existing products in our core markets. Highlights include: T1/E1 (Adtran, Alcatel, Lucent and others), T3/E3 (Cisco, Lucent, Tellabs and others), SONET/SDH (Alcatel, Huawei, Tellabs), and serial communications (Cisco, Huawei, IBM, Mitsubishi and others).

•

Exar continues to strengthen its balance sheet and improve gross margins. Exar has cash and equivalents of approximately $315 million and no debt (after giving effect to the completion of the $120 million modified Dutch Action self-tender offer). In addition, we have increased our gross margins by over 1,000 basis points over the last five years – as of June 30, 2005, our gross margins were approximately 67% (after giving effect to a $200,000 write-off resulting from our recent acquisition of a significant part of Infineon Technologies’ Optical Product Line). Exar has had a positive cash flow from operations for over 18 consecutive years. Our strong financial foundation positions our company to continue to responsibly consider potentially synergistic product and technology opportunities as they become available.

•	Exar continues to assess strategic transactions for the Company and has successfully capitalized on synergistic product and technology opportunities. Exar has reviewed many strategic opportunities, but has adhered to a strict financial discipline in doing so. Our recent acquisition of a significant part of Infineon Technologies’ Optical Product Line is an example of such discipline. We paid $11 million for assets for which development costs were in excess of $100 million. The transaction will be accretive to our earnings per share in the FY06 Q2 quarter, and we believe it will accelerate our entry into the high speed SONET market, strengthen our position with major OEMs, significantly advance our technical capabilities and solidify our position as a leading communications semiconductor supplier. Today, we see significant opportunities for growth in our industry and will continue to advance our strategic initiatives by prudently acquiring complementary technologies and/or products in adjacent and/or expanding markets and by pursuing partnerships, alliances and other collaborative arrangements.

EXAR HAS A CLEAR STRATEGIC VISION AND PLAN FOR FUTURE GROWTH

Over the last five years, Exar has prepared the Company to benefit from a return to growth in the communication semiconductor industry. By improving the gross margin profile, continuing to invest in R&D to enhance the product portfolio, and establishing a healthy sales infrastructure, we have built a company with a business model that enjoys high operating leverage. Because of this and the improved health of the communication semiconductor industry, Exar has turned its strategic focus to deliver growth. As our core markets regain momentum, we believe Exar is poised to capitalize on the growth opportunities in our industry. Key drivers for Exar’s strategic growth plan include:

•	Continuing to develop and deploy new, high performance products and achieving product design wins in our target markets;

•	Expanding our serial communications opportunities by incorporating complementary product functions into our ICs;

•	Leveraging our core design competencies in analog, digital and mixed-signal technologies to broaden our portfolio of products and expand our addressable market;

•	Acquiring complementary products in adjacent and expanding markets that leverage our sales infrastructure and/or existing customer relationships; and

•	Advancing key initiatives through partnerships, alliances and other strategic transactions.

YOUR VOTE IS IMPORTANT. PROTECT YOUR INVESTMENT.

SUPPORT YOUR BOARD’S NOMINEES.

Your Board of Directors and management have the industry expertise required to drive Exar’s growth, have demonstrated their commitment to enhancing shareholder value, and have a proven track record of success in the industry in which we compete. We are unwavering in our belief that our Board, which has an intimate and developed understanding of our company and the commitment to drive our continued growth and success in the future, will continue to make significant contributions for the benefit of our company and our shareholders.

Your Board of Directors remains committed to acting in the best interests of all shareholders and unanimously recommends that Exar shareholders vote the enclosed WHITE PROXY CARD today FOR your Board’s nominees.

Your vote is extremely important – no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. Remember, even if you have previously returned a gold proxy card, you have every legal right to change your vote – only your latest-dated proxy counts.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON SHAREHOLDER COMMUNICATIONS, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 346-1016 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/ DONALD L. CIFFONE
Donald L. Ciffone, Jr. Chairman of the Board of Directors

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers (212) 440-9800

Shareholders Call Toll Free (866) 346-1016

About Exar

Exar Corporation, celebrating its 20th year on Nasdaq, designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2005 revenues of $57.4 million, and employs approximately 275 people worldwide. For more information about the Company visit: http://www.exar.com.

Additional Information and Where to Find It

On October 3, 2005, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its 2005 Annual Meeting of Shareholders. Shareholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to Shareholders of the Company on October 3, 2005. Shareholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting Georgeson Shareholder Communications, Inc.

Safe Harbor Statement

This letter includes forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, regarding management’s assessment of growth and opportunities in the communication and semiconductor industry, its expected market share gains in the network transmission, serial communications and timing solutions markets, and its efforts to explore strategic opportunities and other means by which to enhance shareholder value. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: our ability to capitalize on market opportunities; our ability to continue to expand and enhance our product portfolio; our ability to identify and consummate strategic acquisitions; the realization of benefits expected from the Infineon Technologies’ transaction; our ability to capitalize on expected growth opportunities in the communication semiconductor industry; the success of our R&D efforts; and the outcome of the proxy contest. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission, including the Company’s reports on Form 10-K for the fiscal year ended March 31, 2005 and Form 10-Q for the fiscal quarter ended June 30, 2005 and current reports on Form 8-K. This paragraph is included to provide safe harbor for forward-

looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Contacts:

Thomas R. Melendrez, Sr. Vice President, Secretary

(510) 668-7000

Matthew Sherman, Partner, Joele Frank, Wilkinson Brimmer Katcher

Jamie Moser, Director, Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449